CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PowerShares Actively Managed Exchange-Traded Commodity Fund Trust of our report dated December 26, 2017, relating to the financial statements and financial highlights, which appears in PowerShares Optimum Yield Diversified Commodity Strategy No K-1 Portfolio’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 26, 2018